UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

11201 SE 8th Street, Suite 200 Bellevue, WA 98004
(Address of principal executive offices)

(858) 362-2250
(Registrant's telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry Into a Material Definitive Agreement.

On June 30, 2008, Telanetix, Inc., a Delaware corporation ("we," "us," "our" or the "Company"), entered into a separation agreement with Mr. Thomas A. Szabo. Under the terms of the separation agreement, effective as of June 30, 2008, Mr. Szabo resigned as an employee of the Company, though he continues to serve as chairman of our board of directors.

Under the terms of the separation agreement, Mr. Szabo waived his right to collect cash severance compensation owed to him upon termination of employment under the terms of his employment agreement, executed a general waiver and release of claims against the Company, and agreed to apply his severance compensation and other deferred compensation owed to him to the exercise of stock options to acquire 822,929 shares of common stock. In exchange, we paid Mr. Szabo, as additional severance, an amount equal to 25% of his severance, accelerated the vesting of certain stock options and amended the provisions of his option agreements that provide that his unexercised options terminate 90 days following termination of service. After giving effect to the foregoing transactions, Mr. Szabo holds 2,422,929 shares of common stock, options to purchase 175,000 shares of our common stock at $3.50 per share and options to purchase 230,959 shares of our common stock at $2.55 per share, which may be exercised at any time before such options expire in February 2017 and November 2017, respectively.

The foregoing summary description of the separation agreement is qualified by reference to the complete agreement, a copy of which is attached to this report, and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Thomas A. Szabo Separation Agreement dated June 30, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: July 3, 2008	By:	/s/ Doug Johnson
Doug Johnson Chief Executive Officer

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